Exhibit 99

                  SRS Labs Reports 2003 Second Quarter Results

  Company Reports Consolidated Revenue Growth of 12% Over Same Period in 2002;

        Licensing and Semiconductor Revenue Rose 36% and 4% Respectively


    SANTA ANA, Calif., Aug. 12 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of audio, voice and semiconductor technology solutions, today reported financial results for its second quarter and six months ended June 30, 2003. For the three months ended June 30, 2003, the company reported consolidated revenue of $4,525,846, a 12 percent increase over consolidated revenue of $4,028,360, for the same quarter in 2002. For the quarter ended June 30, 2003, the company reported a net loss of $33,882, or $0.00 earnings per share, compared to a net income of $204,553, or $0.02 earnings per share, for the same period last year.

    The company reported a pretax income of $292,632 and incurred taxes of $326,514, which resulted in a net loss for the current quarter. Income tax expense consists of taxes on profits generated from Hong Kong operations and foreign taxes withheld and paid on licensing revenue earned. Foreign taxes on licensing revenue are paid regardless of the financial performance of the company. As a result, the total mix of incurred taxes can be higher than reported consolidated pretax income.

    SRS Labs reported a revenue increase of 36 percent over the same quarter last year from its technology licensing business. The company's
Hong Kong-based Valence semiconductor group reported revenue growth of 4 percent over the same period in 2002. Consolidated gross margin was 80 percent, compared to last year's second quarter gross margin of 72 percent.

    For the six months ended June 30, 2003, the company reported consolidated revenue of $8,996,220 with a net income of $8,652, or $0.00 per share, compared to the same prior year period of $7,583,740 in revenues and a net loss of $486,177, or a $0.04 loss per share. The company's cash and investments position remained strong at $22.2 million on June 30, 2003.


    Key financial highlights for the six months ended June 30, 2003 are:

       *  Licensing revenue grew by 42% over the same period last year;

       *  Semiconductor revenue improved by 9% over the same period last year;

       * Consolidated gross margin was 83% compared to 75% in the same period last year;

       *  Operating income grew by $760,000 over the same period last year;
          and

       *  Positive cash flow from operations of $214,762.


    Janet Biski, CFO of SRS Labs, said: "For the second quarter, we reported a loss of $34,000 due primarily to foreign tax withholding, a lower than expected rate of sales growth in our semiconductor business, and increased operating expenses. While our licensing business grew 36 percent, our semiconductor business grew only 4 percent."

    Biski continued, "Although it is difficult to quantify the impact of SARS on our business, we believe that, based in part upon our discussions with customers, the slower growth in our semiconductor business was attributable to restricted business travel and reduced order rate during the period of economic uncertainty caused by SARS. Increased operating expenses were due in part to investment in promotion of our technologies in new markets and higher public company costs. Although we reported a small net loss, we achieved operating profit for the quarter and our business fundamentals remain strong."

    Thomas C. K. Yuen, SRS Labs chairman and CEO, said, "Due to the compounded impact of slower semiconductor sales growth and increased expenses, we missed profitability for Q2 of 2003. While our licensing business remained strong, we recognize licensing revenue one quarter in arrears and expect that any effect from SARS on our licensing customers in Q2 would be reflected in our Q3 results. Consequently, our third quarter remains challenging."

    "On the positive side, as the outbreak of SARS has abated and travel restrictions have lifted, we expect that business in the affected regions will return to a normal pace," Yuen continued. "Our sales force has reported an increase in sales activities, ongoing interest in licensing our technologies, and strong interest in our new IC offerings from Valence that incorporate SRS Labs' audio technologies. Additionally, during the first half of the year, we have achieved an increase in design wins, newly signed license agreements and product certifications for our licensees, which we believe will start to be reflected in our fourth quarter performance."

    In conjunction with SRS Labs' (Nasdaq: SRSL) second quarter results, investors will have the opportunity to listen to the conference call live online through the investor section of the SRS website or through the following links: http://www.firstcallevents.com/service/ajwz385945385gf12.html or http://www.vcall.com/CEpage.asp?ID=84287 today, August 12, 2003 at 3pm EDT or link to the conference from the Investor section of SRS Labs' website at www.srslabs.com.


    About SRS Labs, Inc.

    Celebrating a decade in audio technology innovation, SRS Labs has become a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS technologies can be heard through products ranging from televisions, DVD players, cell phones, car audio systems and computers. The company also offers hardware and software tools to professionals and consumers for the production and broadcast of content featuring SRS technologies. SRS Labs' wholly owned subsidiary, ValenceTech, is located in Hong Kong and provides custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the above-referenced websites is not incorporated by reference into this press release.


    For further information please contact: investors, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com.


    Except for historical information contained in this release, statements in this release, including those of Mr. Yuen and Ms. Biski, are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors (including risks and uncertainties) may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the general market conditions concerning the semiconductor business including the potential adverse impact in Asia and elsewhere from the spread of SARS, the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.



               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                            Three Months Ended          Six Months Ended
                                 June 30,                   June 30,
                            2003         2002          2003          2002

    Revenues:
      Licensing         $1,958,279    $1,435,841   $4,586,590    $3,231,563
      Semiconductor      2,466,941     2,365,298    4,178,760     3,836,440
      Other                100,626       227,221      230,870       515,737
    Total revenues       4,525,846     4,028,360    8,996,220     7,583,740

    Cost of sales          900,565     1,114,815    1,570,133     1,908,160

    Gross margin         3,625,281     2,913,545    7,426,087     5,675,580

    Operating expenses:
      Sales and
       marketing         1,271,097       923,460    2,623,587     2,193,219
      Research and
       development         970,123       937,521    2,051,338     1,902,597
      General and
       administrative    1,210,033       889,500    2,524,643     2,113,706

        Total operating
         expenses        3,451,253     2,750,481    7,199,568     6,209,522

    Income (loss) from
     operations            174,028       163,064      226,519      (533,942)

    Other income, net      118,604       228,586      282,730       316,550
    Minority interest           --        20,282        5,430        40,030

    Income (loss) before
     income tax expense    292,632       411,932      514,679      (177,362)

    Income tax expense     326,514       207,379      506,027       308,815

    Net income (loss)     $(33,882)     $204,553       $8,652     $(486,177)

    Net income (loss)
     per common share:
      Basic                  $0.00         $0.02        $0.00        $(0.04)

      Diluted                $0.00         $0.02        $0.00        $(0.04)

    Weighted average
     shares used in the
     calculation of net
     income (loss) per
     common share:
      Basic             12,993,305    12,682,449   12,896,338    12,675,928

      Diluted           12,993,305    12,746,527   13,142,519    12,675,928



                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   June 30,     December 31,
                                                     2003           2002
                                                  (Unaudited)
                       ASSETS
    Current Assets
      Cash and cash equivalents                  $16,787,436    $15,720,860
      Accounts receivable, net                       930,480      1,074,421
      Inventories, net                               872,794        807,382
      Prepaid expenses and other current assets      426,659        462,442
      Deferred income taxes                           36,147         36,147

        Total Current Assets                      19,053,516     18,101,252

      Investments available for sale               5,429,545      6,630,771
      Furniture, fixtures & equipment, net         1,780,691      1,935,424
      Goodwill, net                                1,173,102        533,031
      Intangible assets, net                       1,859,311      1,957,359
      Deferred income taxes                          160,267        149,498

        Total Assets                             $29,456,432    $29,307,335

          LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities
      Accounts payable                            $1,002,052     $1,011,032
      Accrued liabilities                          1,757,487      2,347,702
      Income taxes payable                           450,371        341,172

        Total Current Liabilities                  3,209,910      3,699,906
    Minority interest                                     --        325,371
    Commitments and contingencies

    Stockholders' Equity
    Preferred stock - $.001 par value;
     2,000,000 shares authorized;
     no shares issued or outstanding                      --             --
    Common stock - $.001 par value;
     56,000,000 shares authorized;
     13,237,830 and 12,876,314 shares issued;
     and 13,012,530 and 12,651,014 shares
     outstanding at June 30, 2003 and
     December 31, 2002, respectively                  13,238         12,877
    Additional paid in capital                    57,014,858     55,966,589
    Accumulated other comprehensive loss            (181,382)       (88,564)
    Accumulated deficit                          (29,881,591)   (29,890,243)
    Treasury stock at cost,
     225,300 shares at June 30, 2003 and
     at December 31, 2002                           (718,601)      (718,601)

        Total Stockholders' Equity                26,246,522     25,282,058

        Total Liabilities and
         Stockholders' Equity                    $29,456,432    $29,307,335




SOURCE  SRS Labs, Inc.
    -0-                             08/12/2003
    /CONTACT: investors, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com/
    /Web site:  http://www.vcall.com/CEpage.asp?ID=84287 /
    /Web site:  http://www.srslabs.com /
    (SRSL)